Exhibit 99.2
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Explanation of Recent SEC Filings

ST. LOUIS, March 6, 2009 -- Solutia Inc. (NYSE: SOA) is issuing the following statements in response to inquiries received about recent SEC filings.  On March 3, 2009, eight Form 4s were filed with the SEC on behalf of certain of the Company’s executive officers reflecting the vesting of the first tranche of restricted stock grants awarded upon the Company’s emergence from bankruptcy.    The Form 4s were filed to report the number of shares withheld for tax withholding from the amount that vested.  While the withheld shares are deemed disposed for Form 4 filing purposes, the withheld shares were retired and are held by the Company in its treasury account.  None of these officers have sold stock into the open market.
Additionally, on March 3, 2009, the Company filed an S-3 registration statement to provide the flexibility to contribute Solutia stock instead of cash to its U.S. pension plans in the future.  There is no assurance that any shares will be issued and contributed to the pension plans. The purpose of the registration statement is to register for resale up to 10,000,000 shares of Solutia common stock, which may be contributed to its U.S. pension plans to satisfy some or all of Solutia’s obligations, from time to time, if such a decision is subsequently made.  Once effective, the registration statement could be used by the U.S. pension plans to resell such shares, if any, over a three year period.
The registration statement filed on March 3, 2009 with the SEC has not yet become effective.  No securities may be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

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Forward Looking Statements
This press release may contain forward-looking statements, including, but not limited to statements about projected financial performance and the timing of the sale of Solutia’s nylon division, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Source: Solutia Inc.
St. Louis
3/6/09